Exhibit 99.2

American Eagle Outfitters, Inc.

Third Quarter 2018 Earnings

Conference Call Transcript December 11, 2018

Operator: Greetings and welcome to the American Eagle Outfitters, Inc. Third Quarter 2018 Earnings Conference Call. At this time, all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. [Operator Instructions] As a reminder, this conference is being recorded.

I would now like to turn the conference over to your host, Judy Meehan, Vice President of Investor Relations for American Eagle Outfitters. Thank you. You may begin.

Judy Meehan – American Eagle Outfitters Inc. – VP, IR: Good afternoon everyone. Joining me today for our prepared remarks are Jay Schottenstein, Chief Executive Officer, Chad Kessler, American Eagle Global Brand President, Jen Foyle, Aerie Global Brand President and Bob Madore, Chief Financial Officer.

Before we begin today’s call, I need to remind you that we will make certain forward-looking statements. These statements are based upon information that represents the company’s current expectations or beliefs. The results actually realized may differ materially based on risk factors included in our SEC filings. The Company undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise except as required by law.

Also please note that during this call and in the accompanying press release, certain financial metrics are presented on both a GAAP and non-GAAP adjusted basis. Reconciliations of adjusted results to the GAAP results are available in the tables attached to the earnings release, which is posted on the Company’s new external website at www.aeo-inc.com in the investor relations section. Here you can also find the third quarter investor presentation.

Consistent with the retail calendar and the 53rd week last year, the third quarter’s financial report and discussion today reflect the quarter ended November 3, 2018 compared to the quarter ended October 28, 2017. Comparable sales are shifted to reflect the comparable period of the quarter ended November 3, 2018 against November 4, 2017.

Thanks and now I will turn the call over to Jay.

Jay Schottenstein – American Eagle Outfitters, Inc. – CEO: Thank you Judy. Good afternoon everyone and thanks for joining us today.

I am very pleased to report another outstanding quarter in which we delivered record third quarter sales. For the first time ever, we reached third quarter revenues over $1 billion dollars. Additionally, this marked the 15th consecutive quarter of positive comp growth for AEO. This is quite an accomplishment and demonstrates the strength of our brands and meaningful progress over the past 4 years.

Consolidated comparable sales increased 8%. We achieved strong top line growth across brands and channels on lower promotional activity, leading to higher gross profit.

American Eagle and Aerie had extremely well-executed back-to-school and fall seasons. With a comp increase of 5%, American Eagle built on its number one overall brand position and leading jeans business. Aerie achieved an impressive comp increase of 32%, the 16th consecutive quarter of double-digit comp growth.

Stores comparable sales rose 6%, continuing a positive trend for 4 quarters now. Once again, our online sales increased in the double digits.

A clear focus on our strategic priorities, and execution against these priorities, have delivered results and will guide us into the future. These strategic priorities include: Leveraging our leading brand position in American Eagle to expand our market share; Accelerating the growth and expansion of Aerie; Elevating the customer experience; and Delivering financial returns

American Eagle continues to dominate as a real, youth-inspired brand with a team that consistently delivers outstanding quality, compelling new styles and great fits. In addition to being a leading jeans and bottoms business, we are highly focused on fueling all categories to complement our bottoms business and build great outfitting. Expanding our reach and building on a great brand platform of inclusivity and youthful optimism will guide future growth.

Aerie is rapidly gaining share in the intimate apparel market as a leader in the body positivity movement. Market share gains have been impressive and results have been spectacular. Still in the very early stages of growth, Aerie is a significant growth engine for AEO, Inc. We are accelerating that growth with our sights on the next brand milestone of $1 billion. I’d like to congratulate Jen and the entire Aerie team for being honored by Adweek with a prestigious Brand Genius award for apparel. This honor places Jen and the team as one of the boldest and most imaginative brand leaders of the year.

We put our customers at the center of everything we do. And strengthening our connection, engagement and overall customer experience is a major strategy and brand differentiator. Our physical stores are very important to our business. Over the past year, we’ve been raising the bar in the field organization to improve in-store service levels. It’s absolutely critical to have the right associates engaging customers and driving a great shopping experience. The stores team has been delivering, and investments are paying off. We are seeing some of the strongest store comps in years driven by higher conversion, improved traffic and transaction growth.

We’re also focused on expanding our marketing reach and improving experiences with targeted e-mails, product recommendations and digital marketing tactics. Our efforts in data analytics and customer insights will continue to put our brands in a leadership position.

I’m so proud of our digital team, where we’ve seen tremendous, consistent growth, leading us to over one billion dollars in online sales. Record volumes posted this Thanksgiving and Cyber week with our highest volume days ever and were executed seamlessly. We’ve made omni-channel investments, including a new digital call center, distribution facility automation and we are transitioning to an updated digital platform next year. These investments will provide customer experience upgrades and take us to $2 billion and beyond.

Smart investments in our brands, channels and our people today will support further growth and long-term success for AEO.

On the heels of a strong third quarter, we are pleased with our holiday results to date. I’d like to take a minute to congratulate and thank the team for outstanding execution and performance. As we look ahead to 2019, in April we will celebrate 25 years as a public company. And we are honored to be recognized as retailer of the year by the American Apparel and Footwear Association.

Today, we are operating two of the most successful and recognizable lifestyle brands in the marketplace, with much significant growth ahead. Thanks and Happy Holidays to all of you.

Now, I’d like to turn it over to Chad.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Thanks, Jay. Good afternoon, everyone. I’m excited to report a record third quarter for the American Eagle brand. We hit best ever results in both sales and merchandise margin. Comparable sales increased 5%, building on a 1% comp increase last year. We saw momentum across our businesses, including a positive store performance for the fourth quarter in a row and continued robust online sales growth. All geographies were also positive in the quarter.

Within merchandising, we saw broad-based strength, with both genders posting positive comps. We continue to make progress in men’s, and the women’s business remains strong. AE jeans continue to set record volumes and we delivered the 21st consecutive quarter of positive comps and best ever sales in both men’s and women’s bottoms. As the destination for jeans and bottoms, we are capitalizing on emerging silhouettes and a new fashion cycle.

As I’ve discussed on prior calls, reducing promotions and improving gross profit flow-through have been major priorities. By leveraging our brand strength and strong customer demand, we pulled back on promotions and markdowns, resulting in an improved gross margin.

The team is executing at a very high level. We are interpreting exciting new fashion trends and continue our speed sourcing strategy to fulfill demand and deliver more newness throughout the seasons. Our women’s business is particularly strong across the board. Our focus on accessories is paying off. Comps have turned positive and we see plenty of runway ahead.

Our AE X ME campaign has been very well received. We are featuring real customers and highlighting individuality and a diverse style. We are giving our kids a voice and letting them lead our brand. More and more, young people today want to support brands they believe in. Our values of individuality, inclusion and diversity align with the expectations of today’s consumers. Our platform is improving brand perception and strengthening our customers’ emotional connection to American Eagle, which is driving more frequent shopping and a higher average spend.

Holiday is off to a very good start, and I’m optimistic that we’ll report another strong quarter. We achieved record volumes over Thanksgiving and Cyber week shopping periods, while containing promotional activity. It was exciting to walk the malls on Black Friday and see AE and Aerie with some of the highest traffic levels. Our investments in stores and customer service delivered. The stores looked great, we converted more traffic and offered our customers an improved experience that drove stronger sales results.

My congratulations to the entire team for exceptional and consistent performance. We look forward to continued growth and success.

Now, I’ll hand it over to Jen.

Jen Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: Thanks, Chad, and good afternoon, everyone.

I’m absolutely thrilled with our third quarter performance. Aerie posted comparable sales growth of 32%, building on a positive 19% comp last year. This was one of our best comps ever. And, we hit a number of milestones, including our 16th consecutive quarter (4 years) of double-digit sales growth. We also delivered third quarter results on less promotional activity and higher margin flow-through.

Our sales metrics were positive across the board. Traffic was particularly strong as we continue to gain brand awareness and grow our customer base. We also saw broad-based category strength, with all major areas up to last year.

The Aerie Real bra launch was a huge success as our customers embraced our proprietary fit technology, great style, comfort and an expanded size range. We look forward to building on our Real collection as we move forward. Strength across apparel was another significant highlight this quarter, which produced our strongest year-over-year increase. The team has done a nice job adding newness, softness and innovation in tops, which perfectly complement the bottoms business and complete the Aerie lifestyle.

Another callout was the strength of our stores business, which posted its highest comparable sales increase ever. We saw nice growth in both stand-alone and side-by-side formats. New markets are performing great and we look forward to accelerating store growth to 60 to 70 openings next year.

On the marketing front, I was so pleased with the enormously positive response to our most inclusive campaign yet, which featured a diverse cast of real women. We continue to build on our leadership position within the body positivity movement and give real women positive inspiration.

We entered the holiday season with strong momentum and we are pleased with early holiday results. Our focus is on surprising and delighting our customers with great gift giving ideas, outstanding quality and value throughout the season.

Congratulations to the entire Aerie team. This team works with such passion, and they inspire me every day. Thanks for being the true ambassadors of AerieReal.

Thank you. And now I’ll turn the call over to Bob.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Thanks Jen and good afternoon.

In the third quarter, we delivered consistency and positive performance across brands and selling channels, reflecting the strength of our brands and investments to elevate the customer experience. Results were generated on less promotional activity and healthy quality of sales metrics.

My comments will compare to the adjusted third quarter and year-to-date financials, which excluded certain items as detailed in the press release and the tables on pages 6 through 8 of the investor presentation.

Total revenue increased $43 million, or 5%, as we achieved our first $1 billion dollar third quarter in AEO’s history. As noted on our last earnings call, total revenue this quarter excluded a higher volume back to school week, which shifted into the second quarter, while we gained a lower volume week in early November. The impact of the shifted retail calendar reduced third quarter total revenue by approximately $40 million, which adversely affected operating income.

Comparable sales, which are shifted to reflect the like-for-like period, increased 8%, following a 3% increase last year. Additional sales information can be found on page 9 of the investor presentation. By brand, third quarter American Eagle comps were up 5%, building on a 1% increase last year. Aerie comps increased 32%, following a 19% increase last year, marking the 16th consecutive quarter of double-digit comp growth.

In the third quarter, stores posted a 6% comp increase, with positive results across both brands. Investments in talent and store payroll have delivered meaningful improvements in store sales trends, with positive comps and more consistent results for 4 straight quarters. The online channel was also strong, posting double-digit sales growth for the 15th straight quarter, now contributing approximately 27% of total revenue. The quality of sales were healthy, with store conversion, average unit retail price, transaction value and the number of transactions all positive to last year. Additionally, both brands outpaced mall traffic.

Total gross profit rose 7% to $399 million from gross profit of $375 million last year. The gross margin rate increased 80 basis points to 39.8% of revenue, due to lower markdowns and rent leverage, which was slightly offset by higher delivery costs, due in part to increased digital transactions.

Selling, general and administrative expense of $248 million increased 14% from $217 million last year. As a rate to revenue, SG&A rose 220 basis points to a rate of 24.8% to sales. The majority of the dollar increase was due to customer-facing store payroll, higher wages, increased incentive expense and advertising. As Jay noted, we’ve made key investments in our brands, customer experience and people. These efforts are delivering improved comparable sales with stronger conversion, and increased transactions and average transaction size in addition to increases in sales per hour.

Depreciation and amortization expense decreased 2% to $42 million, leveraging 30 basis points to 4.2%. Operating income decreased 5% to $109 million from adjusted operating income of $115 million last year. The operating margin declined 110 basis points to 10.8% as a rate to revenue. To eliminate the noise of the shifted retail calendar, it’s helpful to look at the year-to-date period presented on pages 7 and 8 of the investor presentation. Year-to-date, adjusted operating income is up 14% and the operating margin increased 40 basis points compared to the same period last year.

Other income of $4 million is comprised of interest income and a vendor settlement. This compared to other expense of $13 million last year due to a discrete charge resulting from a reserve against an account receivable. The effective tax rate decreased to 24.3% compared to 35.1% last year, primarily due to the impact of the U.S. Tax Cuts and Jobs Act. EPS of 48 cents increased 30% from adjusted EPS of 37 cents last year, exceeding our guidance of 45 to 47 cents.

Now regarding inventory, which can be found on page 11 of the investor presentation. We ended the quarter with inventory at cost of $592 million, up 11% from last year. The increase is primarily due to strong customer demand. Additionally 3 points of the increase reflected earlier holiday receipts due to the shifted retail calendar, and 2 points of the inventory increase supports 11 clearance stores, which is up from 5 stores last year. Looking forward, we expect fourth quarter ending inventory to be up in the mid to high single digits.

Capital expenditures totaled $43 million in the third quarter, and we continue to expect capex to be in the range of $180 to $190 million for the year. Roughly half of the spend relates to store remodeling projects and new openings, and the balance to support the digital business, omni-channel tools and general corporate maintenance.

In the quarter, we repurchased 1 million shares for approximately $25 million. 15.7 million shares remain authorized under our repurchase program. Including our cash dividends, the company returned a total of $50 million to shareholders in the quarter. Strong cash flow led to a 40% increase in cash and equivalents, ending the quarter with $360 million, up $102 million from last year.

Turning to our real estate portfolio. Additional store information can be found on pages 14 through 16 in the investor presentation. We are on track to open roughly 40 Aerie stores this year and five AE stores, net of closures. Next year, we are accelerating Aerie’s growth with 60 to 70 new locations and 15 to 20 American Eagle stores. We will also continue to focus on further global expansion with our licensed store strategy. Stores are very important to how we operate our business and engage with customers. We have a highly profitable real estate portfolio and we will continue to invest in store remodelings to upgrade the fleet.

Now, looking ahead: We expect fourth quarter EPS of 40 to 42 cents, based on comparable sales in the positive mid-single digits and revenue growth in the low-single digits. The guidance reflects approximately $60 million of lost revenue and approximately 7 cents of reduced EPS as a result of operating with one less week in the fourth quarter than last year. Investments in our brands, customer experience and our people will carry into the fourth quarter. We expect SG&A expense to increase in the low double digits compared to last year. Additionally, the fourth quarter guidance assumes a tax rate of approximately 27% due to the impact of recently updated tax reform transition tax legislation and other discrete items.

Our fourth quarter guidance compares to adjusted EPS of 44 cents last year, and excludes potential impairment and restructuring charges.

In closing, congratulations and thanks to the entire AEO team for delivering a great quarter.

Thanks, and now we will open the call up for questions.

Operator: Great. Thank you. At this time, we will be conducting a question-and-answer session. [Operator Instructions] Our first question comes from the line of Brian Tunick from the Royal Bank of Canada. Please go ahead.

Kate Fitzsimons – RBC Capital Markets LLC Analyst: Brian. Thanks for taking our question. Just in terms of the mid-single-digit fourth quarter guide, that would pose an acceleration on a two-year stack. I’m just wondering when you look at the comp drivers here in 4Q, what do you think has really switched on relative to 3Q? And then Bob, I heard the SG&A dollar guidance for low double-digit here in Q4, if you could just help us think about maybe a run rate into 2019? And any considerations we should take into light between the first half and the back half? Thank you.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Yeah, sure. Our comp performance has been very strong, and it’s really been supported by a number of things. Our product looks fantastic. The brand awareness and the strengths of the brands is spectacular. The investments that we’ve made in advertising have paid off in addition to the investments we’ve made in store payroll. Just demonstrated through the strength of our comps in stores, conversion rate going up, and a number of other metrics today I kind of highlighted before. So, it’s a number of things, it’s not just one particular thing or two particular things.

And related to your second question, run rate for 2019 on SG&A; we, this year have invested significantly in advertising and store payroll in particular. And you can think of next year as having that worked into the base and us having the ability to actually leverage SG&A expenses. We’re in the middle of our budget process right now. It’s not complete, and we’re going to give out guidance at the end of the fourth quarter, but you can definitely think about leverage next year.

Operator: Our next question is from Adrienne Yih from Wolfe Research. Please go ahead.

Adrienne Yih – Wolfe Research LLC Analyst: Good afternoon. Let me add my congratulations. Bob, I was wondering if you could help us with some of the four-wall metrics for the Aerie concept. And then Chad, if you can talk about sort of the evolution of the fashion shift, we’ve heard it’s very team-specific. It seems like it’s definitely gaining traction at the back half of the year and the outlook for spring. And then Jen, congrats again. Want to know what you’ve done differently to suddenly get merch margin from accretion or expansion after kind of in the mid-year being I think somewhat impacted by some of the actions that Victoria’s Secret were struggling through? Thank you very much and congrats everybody.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Yeah, thank you for the question, Adrienne. We don’t disclose four-wall metrics on a five-brand or concept basis. But what I will say is with the Aerie’s phenomenal growth as demonstrated by the 32 comp on top of 19, and I think it’s the highest comp that they’ve experienced, that business is on fire. We said that for a while. I think we’re demonstrating the profitability of that store through the acceleration of store openings, 60 to 70 next year, for sure. And Aerie has been continued to be a positive profit contributor to the company. And it’s continuing to grow their operating margin by leveraging their overhead expenses on real strong top line growth.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: So, in terms of fashion trends, I think we’re definitely benefiting from new silhouettes in the marketplace. The customer is really responding to the assortment both in men’s and in women’s. And I think we’re seeing silhouette changes in bottoms impacting tops as well as accessories. And I think we’re seeing a really positive response to it. I don’t want to talk about how we see that evolving through the rest of Q4 and into the spring, but I will say I’m very excited for what’s coming, and happy to see the customer response.

Jen Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: And Adrienne, I think Bob articulated it well regarding the merch margin in Aerie. However, the most important thing I can ever say about Aerie is we continue to evolve what real means to our customer. And I think competition is following us. And what we keep on doing in Aerie is looking forward and ahead and how we’re going to surprise and delight our customer with a powerful campaign and a strong – we represent everybody and we believe in women. And I think we’re going to do some really surprising things coming your way when we hit spring. So we’re really excited about the future.

Operator: Our next question is from Simeon Siegel from Nomura Instinet. Please go ahead.

Julie Kim – Instinet LLC Analyst: Hi, this is Julie Kim on for Simeon. Thank you for taking our question. Can you give us color on comp progression through the quarter? And separately, any detail on different trends between your full-price stores, outlet, and e-com?

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Yeah. The comp performance in the quarter was pretty steady and pretty consistent in the high-single digits, I will say, it strengthened a little bit towards the end, but talking maybe a comp point or so. So we’re very happy with the consistent comp performance demonstrated throughout the entire third quarter.

Julie Kim – Instinet LLC Analyst: And if you had any color on the different trends between your full-price stores, your outlet, and your e-com channel?

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: All performing very strong. E-com, as we pointed out, was up double digits. And stores had a six comp pretty consistent across the board.

Operator: Our next question is from Janet Kloppenburg from JJK Research. Please go ahead.

Janet Kloppenburg – JJK Research Analyst: Thank you and good afternoon. Bob, just a couple of quick questions. It looks like the two-year stack on SG&A is accelerating, it’s going to be higher in the fourth quarter than it’s been all year, maybe you could talk a little bit about that? And also, I think I missed your fourth quarter gross margin guidance. Do you expect markdown trends to continue to moderate? And just quickly for Chad and Jen. Chad, the variation in leg openings that we’re seeing in bottoms, how well does that transfer to denim, which accounts for the majority of your bottoms assortment? And Jen, congratulations on a great comp. Just wondering what impact the higher penetration of apparel at Aerie may have on the overall product margins? Thanks.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Thanks, Janet, for the questions. On the first one, SG&A, you have to go back – if you want to look, there’s a lot of noise as I pointed out with the 53rd week shift into Q2 out of Q3. We’ve been very clear that we are operating this business for the long-term. We’re making very purposeful investments in advertising, stores payroll, and capital to support our omni-channel initiatives. And when you look at year-to-date SG&A, we’ve only deleveraged 80 basis points. And when you look at year-to-date operating income, it’s actually up 14% and has improved 40 basis points year-over-year.

So, the 53rd week really creates a ton of noise between Q2, Q3 and Q4 as a matter of fact. It’s approximately $60 million of sales and represents $0.07 of EPS. So when you’re stripping out revenue of that capacity, that volume, you’re going to see a little bit of deleverage. Our level of investment in Q4 is expected to be the same level of increase that we saw in Q3. Less deleverage than we experienced in Q3, but same dollar amount.

And really a good chunk of that increase is really comp related, large chunk related just to incentives. And a lesser amount related to continued store payroll investment. And we are increasing our investment in advertising by $10 million in the fourth quarter. So, a number of conscious investments that we believe and we know are actually fueling the business and driving some really strong quality and metrics.

As it relates to gross margin in Q4, I actually didn’t give guidance on that, but I’m happy to. You should expect to see gross margin either flat or slightly improved from last year’s.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: So, Janet, I think we are, as I said to Adrienne, we are excited about what we’re seeing in the silhouette shifts. We’re seeing silhouette shifts actually both in men’s and women’s bottoms. The wider leg openings have been more prevalent in softer woven categories, but we are not just to jeans destination, we are a total of bottoms destination. So we’ve been taking lots of advantage of that throughout the year. I think going forward into spring without sharing too much, I think that we have opportunities to leverage that across all of our fabrications. I think it’s really exciting. One of the things I love about working in the youth market is that the customer is always excited to try something new. And when there’s a new silhouette, new fashion, it’s a great opportunity for her to update her wardrobe. And I think we’re taking advantage of that, and I think we’re going to continue to do that for all the quarters to come.

Jen Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: And Janet, I think Bob said it well as far as profitability in Aerie, and it’s not just apparel that’s overall helping the product margins. Really if you look at Q3, all businesses were highly successful and led to great flow through in Aerie. So, we’re pretty pleased with all the categories that we’re running right now. And what I love about Aerie is we are a lifestyle brand. So we can throttle different businesses when they’re trending, and we’re not just solely depended on intimates, although, obviously, that’s what we stand for in Aerie. So, again, as we scale this business, Janet, we’re going to see really nice flow through as we hit $1 billion, which we’re excited for that $1 billion mark.

Operator: Our next question is from Tiffany Kanaga with Deutsche Bank. Please go ahead.

Tiffany Kanaga – Deutsche Bank Securities, Inc. Analyst: Hi. Thanks for taking our questions. I know you touched on it, but would you specifically recap how merchandise margin came in for the quarter? And given the slight AUR expansion in the quarter, after a long stretch of larger increases, can you help walk us through how you’re working to drive further progress ahead, especially by category?

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Yeah. Sure. So, as we pointed out, total gross margin came in at 80 basis points better, our merch margin improved even greater than that through markdowns being significantly lower than they were in the third quarter of last year, but merch margin was up over 100 basis points.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: I think AUR expansion, as we continue to grow the AE business, as we continue to grow the bottoms business, gives us a lot of opportunity in AUR expansion as the jeans and overall bottoms carry a higher ticket price. We’re also seeing expansion, I think, as the brand gains even more emotional connection and we have better value and better fashion and pullback markdowns. We’re seeing higher full price sell-through and better sell-through in categories like sweaters and wovens, which also carry a higher ticket.

Tiffany Kanaga – Deutsche Bank Securities, Inc. Analyst: All right. Thanks so much.

Jen Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: Thanks Tiffany. Thanks. I was just going to say in Aerie that we’re seeing nice increases in AUR. Again, having just the ability to throttle different trending businesses including apparel, which has been really doing great for us, and that does obviously warrant a higher AUR. So we are seeing nice improvements in Aerie and we’ll continue to grow the AUR.

Tiffany Kanaga – Deutsche Bank Securities, Inc. Analyst: Thanks, Jen. I appreciate it.

Jen Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: Thank you.

Operator: Our next question is from Marni Shapiro from The Retail Tracker. Please go ahead.

Marni Shapiro – The Retail Tracker Managing Partner: Hey, guys. Congrats on an outstanding quarter. And if I forget, best of luck for holiday. Jay, I actually want to pick on you for a moment and ask you a big picture question. You’ve been in retail a while, you’ve seen a lot of ups and downs, even at American Eagle. Could you talk about how you feel about the brand health right now, in particular, and in terms of cycles? And how you vision it long term, because it feels to me almost as if American Eagle is like the new and improved Gap or Levi’s, and you are exporting the American dream out to the world. So can you just talk a little bit big picture, how you feel about the brand health and where you see it?

Jay Schottenstein – American Eagle Outfitters, Inc. – CEO: Just gets better than that. Just gets better.

Marni Shapiro – The Retail Tracker Managing Partner: That means like raise the flag here and everything, but it’s an important brand name. And so, I’m just curious, your big picture feels like.

Jay Schottenstein – American Eagle Outfitters, Inc. – CEO: Yeah. We work very hard on the brand. We work very hard to take the merchandising very seriously. We put together a great merchant team, a super merchant team, we’re very proud of our bottoms business. Like I said earlier, we are going to be the denim destination. It’s our goal to be the number one denim brand in the United States. We’ve made a big investment in our team. We invest in our technologies for our denim. We invest in the finishes, with fit, the stretch, and we have to be the leader, we can’t be a follower. We have to be the leader in that category, and we have to be the authority for that category.

At the same time, we are committed to make our stores more exciting. We are opening a flagship store next week in Las Vegas, which will be a major tourist attraction. We’re looking for some other flagships that we feel that could add different experiences. We are working on certain technologies within the store to make an exciting experience for the customers that we’ll be able to introduce hopefully the next six to eight months because we want not just to sell a pair of jeans or top, we want to sell a whole experience. We believe that there will be other categories in the future to expand on in our accessories area whether it’d be beauty area, we see tremendous opportunity.

Just like we said earlier with the tax savings we got, we wanted to reinvest. We want to reinvest to give better service in our stores. I think we’re very proud when you walk in the malls and you look at the shape of the condition of the stores and you look at how the merchandise is displayed, I think we’re number one looking store in the malls today. The malls that I walked in, our merchandise is set up right. We’re proud of ourselves on the service level. We’re one of the few retailers that didn’t come back on service, we’ve improved our services, and we’re making that investment in our service.

Besides paying more money for the wages, we’re also putting more people on to give that service level. Because at the end of the day, the customer today expect everything. They expect a great online experience as well as an in-store experience too. And it doesn’t happen by itself. So we believe we have the good-looking stores. We have to be able to offer certain excitement to the customer. We have to offer more services to customer. We have the ability in our stores. We are a true omni-channel. We have the ability to shift from the store level, shift from the warehouse level. They have to do reservation for the customer and we’re adding more and more services at the store level too.

And to be able to go four quarters and get comp store increases in today’s world at the store level, I don’t know many retailers that have done that. So it doesn’t happen by itself. We’re investing more money in our technology. We’re doing a lot more research. We’re working with a lot of different companies to see what the latest stuff out there is. And we know this is nonstop. You can’t sit on your past laurels. So we challenge ourselves as well as be able to offer beautiful looking garments at a great price. And one thing we pride ourselves is we make affordable fashion for everybody that we believe that we could offer better denim that fits lots of people and make people proud to wear it.

Marni Shapiro – The Retail Tracker Managing Partner: I think you’re hitting a nerve out there in a good way, best of luck for the holiday season.

Jay Schottenstein – American Eagle Outfitters, Inc. – CEO: Thank you.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Thank you.

Operator: Our next question is from Rebecca Duval from BlueFin Research Partners. Please go ahead.

Rebecca Duval – BlueFin Research Partners, Inc. Analyst: Hi, good afternoon. Thanks for taking my question and congratulations.

Jen Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: Thank you.

Rebecca Duval – BlueFin Research Partners, Inc. Analyst: Jen, I think at one point 65% of your online business came from where you had a store location. And now that you’ve kind of been expanding store base pretty rapidly and you have pretty aggressive plans for next year, is that still the same statistics? Or do you have any kind of insight on that? And then for Chad, you talked about men’s, making progress, but it seems like the bottoms business is really strong. Are you still seeing some slow or issues or opportunities I guess would be a better way to put it in men’s tops or accessories? Thank you.

Jen Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: Yes. That is accurate. And as we enter new markets, it’s certainly coming to life, so we’re really excited. That’s why we’re moving fast and furiously into next year with the 60 to 70 stores.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Yeah, in men’s, I’m happy with the overall men’s business. The bottoms business is certainly very strong, continues to be strong. The tops business is recovering. And what’s nice to see that we’re getting more of a full price business in tops. We’re seeing margin recovery outpace the top line sales recovery, but that leaves plenty of room for additional opportunity in men’s. We had a couple of years of men’s tops declining and we have a lot of opportunity to get that business back. I think as the brand gains more of an emotional connection and more brand strength, I think it’s a big opportunity to get our customer even more excited about the top. I’m happy with that business – but we continue to see a lot of opportunity to grow men’s tops and accessories.

Operator: Our next question is from Oliver Chen from Cowen & Company. Please go ahead.

Oliver Chen – Cowen & Co. LLC Analyst: Hi. Thank you. Our question is about the omni-channel tools ahead, what do you see as big opportunities in terms of making sure the experience is seamless and that your mobile experience is where you want it to be? And would love any thoughts on AEO Connected and how that program is going? Chad, I would love your thoughts also on breadth versus depth of denim and how you’re feeling about how that assortment is evolving in terms of how you are inventorying it as well as what the customer is wanting there? And then Jen, I would just love your thoughts on any surprises from the very successful bra launch in terms of learnings there? Thank you very much.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Sure Oliver. Thanks. We’re excited about all the omni tools, what we’re doing for digital investments going forward. One thing we do not yet have is buy online pick up in-stores, we have reserve in-store, but we will be adding buy online pick-up in store, which I think from other retailers will be a good opportunity for us. But we continue to invest in the platform, we’re actually re-platforming the site next year which will make it easier for us to run the site globally and to make more updates. We’re also using our data tools to offer more personalization segmentation across the site and in our communications with the customer, which we’ve just started to do. And we are seeing a positive return there and think that there’s a ton of opportunity to speak more – in a more targeted way to our customer.

So I think there’s a lot we can do. I think our mobile experience so far has been pretty great. We’re driving the majority of our digital revenue from both the combined mobile site and the app. And we continue to see the customer shift more there. We are thinking even further into the future about new experiences on the website and how to make the customer experience seamless as you say, but how to make the customer experience seamless across all the channels. The customer as you know isn’t really I think focused on whether they are shopping online or shopping in stores. I think they’re really focused on the brand and on the product, and they want us as a brand to know them and anticipate their needs wherever they come to us. And so that is really our goal with the customer data we have and the site and the store experiences that we’re building. So I think you’ll see that roll out over the next few years, but starting with the site being re-platformed this spring.

In terms of denim breadth, part of our leadership in jeans is that we offer jean for everybody. We have a jean for everyone. We’ve expanded sizing in stores and on the website, we’d love to continue to do that. We have I think the broadest range of silhouettes. And we see productivity across all of those. So it does require inventory investment to run such a size-intensive business, but we continue to see a positive return and great productivity across the breadth of the assortment that we have, and look to make sure that we can satisfy our customer with whatever he or she is looking for.

Jen Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: And the bra launch was amazing. Just as a reminder, we redesigned every bra frame in Aerie, which was a group effort the whole team really rallied around it. So that’s a big undertaking. But we knew we wanted to do something big.

Anyone can launch a bra and we really wanted to do something that was going to be a little bit more remarkable to our customer. And we reached out to our customer base and they were the cast of this launch. And it was so well received just because it was really understandable and authentic. And I think that that’s really the most important part of the campaign. And everything we do really is authentic. And I think it has to come from inside the four walls for it to permeate out of the building and into the customers’ hearts. So it was an amazing campaign. But I will tell you, we left some money on the table, which I love. We added extended sizes, smaller and larger, and we saw them sell out so there’s really good news there which means that we still have opportunity in bras to really grow that business and ultimately grow market share.

Operator: Our next question is from Jay Sole from UBS. Please go ahead.

Jay Sole – UBS Securities LLC Analyst: Great. Thank you. Bob, the question is as the mix continues to shift to online, how does that impact margins in the quarter? And how does your store margin compared to online margin at this point? And then maybe one other question is as you add store payroll and store hours, how is that leverageable next year? Do you have to add more payroll and more hours next year to continue to grow the comp at a strong rate? Thanks.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Yeah. Our margins are actually very comparable between our digital business and our stores businesses. I know that’s not the case in a lot of other circumstances, but it very much is ours. As it relates to store payroll and being able to leverage that, as I said, it’ll be in the base every incremental dollar sales doesn’t necessarily drive incremental payroll. Our payroll model is actually tied more to traffic. So I don’t anticipate there to be a significant incremental investment required to drive decent comps next year at all.

Jay Sole – UBS Securities LLC Analyst: Got it. And then if you talk about it sounds like compensation for the quarter, is that sort of a one-time thing or is that something that’s amortized across all the quarters? And is it, as the performance of the company gets better, then that just increases for every quarter? Thanks.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Yeah. It ramped up starting Q2 into Q3 and Q4, and a lot of it was upgrades of talent in the field. Some of it was wage pressure related to increases in minimum wage or us increasing our wage bands to not only be competitive, but actually one of the leaders out in the industry. And so, that’s the main areas where we’re actually seeing comp pressure. And we may feel a little of it next year, but I think the bulk of it we’re experiencing now and it’s behind us.

Operator: Our next question is from Susan Anderson from B. Riley FBR. Please go ahead.

Susan Anderson – B Riley FBR, Inc. Analyst: Hi, thanks for taking my question and nice job on the quarter. I was curious what you’re seeing so far for this holiday season around the promotional environment? Obviously, third quarter ended very well for you. Are you continuing to see the environment fairly rational out there? And then also I think I heard gross margin expectation for fourth quarter, but not sure if I heard merch margin, so just curious around your expectations around that? Thanks.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Yes I think – Thanks, we did – I think we were very pleased with how we were able to contain promotions throughout Q3 and I was especially pleased to see through the Thanksgiving week, which is obviously critical, we were slightly less promotional on the AE Brand than we were last year and we exceeded everything, all of our metrics, all of our KPIs from last year across that week. So, it was really nice to see that we’re able to drive great traffic conversion in the sales with a slightly pullback promotion over that week.

I am actually seeing I think the holiday season is pretty promotional out there. It seems like a lot of retailers have kind of maintained their Thanksgiving week promotions through the month so far. And this is a quarter that tends to be highly promotional. And we anticipate that every year and we are prepared to compete in the promotional environment in Q4 and through the rest of December. So, we got two weeks left, so here we go.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Yes. And related to merch margins in the quarter, as I pointed out, our gross margin is planned to be flat or up slightly versus last year, and merch margin should improve at a rate slightly below than our third quarter improvement.

Susan Anderson – B Riley FBR, Inc. Analyst: Great. That’s very helpful. Thanks so much. Good luck over holiday.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Thank you.

Jen Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: Thank you.

Operator: So, our next question is from Jen Reading from Wedbush Securities. Please go ahead.

Jennifer Redding – Wedbush Securities Analyst: Great. Thanks. Hey, guys. Thanks for taking my question. It’s a really high-level question. And I have a lot of investors I speak with are focused mostly on the economic cycle, and they’re looking at it – we’re in the peak now, so what comes next? And I think everyone’s kind of rightfully cautious over what we remember from 2008, the sentiment’s just negative and discretionary. I felt like going into high sales last year, retailers in general were pretty positive on the consumer. And I know there can be a long lag in between – I still think we have room to run, how do you guys feel about the consumer right now? Are you still pretty bullish on it? Any change in how you are feeling about the consumer?

Jay Schottenstein – American Eagle Outfitters, Inc. – CEO: The customers’ out there buying. Look, people are working, people have jobs like there’s great demand for associates. So there’s no reason why it should be any different than it’s been the last few months.

Jennifer Redding – Wedbush Securities Analyst: Great, that’s helpful. Thank you.

Operator: Our next question is from Janine Stichter from Jefferies. Please go ahead.

Janine Stichter – Jefferies LLC Analyst: Hi, good afternoon. Just want to ask a little bit more on Aerie. Should we think about accelerating that the new store openings next year to 60 or 70, how should we think about that splitting up between standalone and side-by-side? And then just any differences you’re seeing in productivity between the two formats? And then kind of along those lines, any update you can give us on how many American Eagle shoppers currently shop Aerie, and where you see the opportunity going? Thank you.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Yeah, related to – Jen, do you mind if I take it?

Jen Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: Oh, yeah.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Related to Aerie’s accelerated openings near year. It will be a pretty even mix between side-by-sides and standalone’s probably with slightly more standalone locations than the side-by-sides because there’s more available for a singular store than waiting for adjacent space next to an existing American Eagle store to open up. I will say that out of the 15 to 20 American Eagle stores that we plan on opening next year, I know we’ve already committed to more than half of those having side-by-side. So it really depends on availability, but it’ll be a pretty equal mix if we’re able to manage it accordingly.

Jen Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: And it’s about 50% of the American Eagle women’s customer base. But the nice thing is that we open stores we get about basically 80% of those customers head online, so that’s what we’re seeing. Now, the 65% of the number that we spoke earlier was the actual percentage of the business, but 80% of the shoppers when we open the store will give us their e-mail, so that’s really good news as we move forward.

Judy Meehan - American Eagle Outfitters Inc. – VP, IR: Okay. Thanks. And Matt I think we’ll take one more question.

Operator: Great. Our next question here is from Laura Champine from Loop Capital. Please go ahead.

Laura Champine – Loop Capital Markets LLC Analyst: Thanks for sneaking me in. My question is about conversion. I mean, it’s a pretty high class problem, but it looks like your comp store traffic is growing faster than your transactions. What can you do to drive improved conversion in Q4 and beyond?

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Yeah. Actually so we had a 50 basis point conversion improvement in our stores business in the third quarter. Actually transaction growth is outpacing the traffic. So one of the KPIs that tells us that our investments in store payroll is paying off is that we’re actually able to drive transaction volumes, in addition to higher AURs by servicing a customer better, getting people to try on bottoms, it’s fueling our bottoms and denim businesses to record highs, in addition to solid comps nine, nine, eight and guiding to mid-single-digits in Q4. As Jay said, we really proud of that. So I think the team is doing a fantastic job and I’d ask them just to keep doing what they’re doing.

Judy Meehan - American Eagle Outfitters Inc. – VP, IR: Great. Thanks, everyone. Thanks for your participation today. And everyone have a great holiday.

Operator: This concludes today’s teleconference. You may disconnect your lines at this time. Thank you again for your participation.